UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 1, 2018 (February 1, 2018)

EASTMAN CHEMICAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12626	62-1539359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wilcox Drive, Kingsport, TN	37662
(Address of Principal Executive Offices)	(Zip Code)

(423) 229-2000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EASTMAN CHEMICAL COMPANY - EMN

Item 2.02 Results of Operations and Financial Condition

On February 1, 2018 Eastman Chemical Company (the “Company”) publicly released its financial results for fourth quarter and full year 2017, and furnished the full text of the release as Exhibit 99.01 to the Current Report on Form 8-K (the “8-K”) that is amended by this Current Report on Form 8-K/A (this “8-K/A”). This 8-K/A is being furnished prior to and on the same date as filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “10-K”) to correct information contained in Exhibit 99.01 to the 8-K and to conform to information presented in the 10-K.

As disclosed in the 8-K, the Company recognized a $421 million net increase to earnings due to a tax benefit as a result of recent tax law changes, primarily the Tax Cuts and Jobs Act of 2017 ("Tax Reform Act"). This net tax benefit, a component of the "(Benefit from) provision for income taxes", primarily resulted from a one-time revaluation of deferred tax liabilities partially offset by a one-time transition tax on deferred foreign income and changes in the valuation of deferred tax assets. Subsequent to furnishing its 2017 financial results in the 8-K, management continued to evaluate the estimated provisional tax benefit of the Tax Reform Act and identified a tax loss from outside-U.S. entity reorganizations as part of the formation of an international treasury services center. Management now estimates the net tax benefit to be $339 million, subject to possible further adjustments to provisional amounts related to the Tax Reform Act during the one-year measurement period provided by the Securities and Exchange Commission.

Also subsequent to furnishing its financial results in the 8-K, the Company identified an omission of benefits for a group of plan participants from the calculated fourth quarter 2017 actuarial mark-to-market pension and other postretirement benefit plans gain, net disclosed in the 8-K. The mark-to-market pension and other postretirement benefit plans gain, net is reported as a component of "Cost of Sales", "Selling, general and administrative expenses", and "Research and development expenses". Correcting this omission resulted in a decrease in such gain to $21 million rather than the $34 million gain disclosed in the 8-K.

As a result of correction of these items, certain of the financial results for fourth quarter and full year 2017 to be reported in the 10-K are different than those financial results disclosed in the 8-K as follows:

	Fourth Quarter 2017		Twelve Months 2017
	As Furnished in the 8-K	As Corrected	As Furnished in the 8-K	As Corrected
Cost of sales	$1,866	$1,875	$7,086	$7,095
Gross profit	496	487	2,463	2,454
Selling, general and administrative expenses	171	174	696	699
Research and development expenses	49	50	214	215
Operating earnings	268	255	1,545	1,532
Earnings before income taxes	199	186	1,302	1,289
(Benefit from) provision for income taxes	(383)	(305)	(177)	(99)
Net earnings	582	491	1,479	1,388
Net earnings attributable to Eastman	581	491	1,474	1,384

Basic earnings per share attributable to Eastman	$4.05	$3.42	$10.18	$9.56
Diluted earnings per share attributable to Eastman	$4.01	$3.39	$10.09	$9.47

Each of gross profit, operating earnings, earnings before income taxes, net earnings, and earnings per share excluding non-core and unusual items for fourth quarter and full year 2017 are unchanged in the 10-K from the 8-K because the corrected net tax benefit and mark-to-mark pension and other postretirement benefit plans gain, net are excluded from each non-GAAP earnings measure in both the 8-K and the 10-K.

This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

EASTMAN CHEMICAL COMPANY - EMN

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Eastman Chemical Company
By:	/s/ Scott V. King
Scott V. King
Vice President, Corporate Controller and Chief Accounting Officer
Date: March 1, 2018